HILLS BANCORPORATION
                                   EXHIBIT II
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                       Three Months Ended           Six Months Ended
                                                            June 30                    June 30
                                                     ----------------------     ----------------------
                                                       1997         1996          1997         1996
                                                     ---------    ---------     ---------    ---------

Shares of common stock, beginning ...............    1,465,204    1,463,604     1,465,384    1,463,604
         Options exercised during this period ...        2,055        - - -         2,055        - - -
         Shares redeemed during this period .....        - - -        - - -          (180)       - - -
                                                     ---------   ----------    ----------   ----------

Shares of common stock, ending ..................    1,467,259    1,463,604     1,467,259    1,463,604
                                                    ==========   ==========    ==========   ==========


Weighted average number of shares outstanding # .    1,480,933    1,474,643     1,480,199    1,476,216
                                                    ==========   ==========    ==========   ==========


Earnings and Earnings Per Share:
         Net income (in thousands) ..............   $    1,935   $    1,555    $    3,546   $    2,981
                                                    ==========   ==========    ==========   ==========

         Earnings per common share ..............   $     1.31   $     1.05    $     2.40   $     2.02
                                                    ==========   ==========    ==========   ==========
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